Exhibit 10.7
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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED
MASTER SUPPLY AGREEMENT

Between

THE HERSHEY COMPANY
and

BARRY CALLEBAUT AG

Dated this 31st day of August 2021

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24. CONSTRUCTION	48
25. ENTIRE AGREEMENT AND HEADINGS	48
26. CONFLICTING TERMS	49
27. PREPRINTED TERMS; NO COURSE OF DEALING	49
28. BINDING EFFECT	49
29. SEVERABILITY	49
30. SURVIVAL	49
31. EXECUTED IN COUNTERPARTS	49

EXHIBITS

Exhibit A – Product Categories [**]
Exhibit B – Quality B-1 Quality Specifications B-2 Review of Compliance with Quality Policies and Standards
Exhibit C – Transfer Prices and Pricing for Ingredients, Packaging, Tolling Fee, Established Yields C-1 Base Tolling Fees [**]
Exhibit D – Facility Addenda D-1 – Robinson, Illinois D-2 – Monterrey, México [**]
Exhibit E – Insurance Requirements
Exhibit F – Hershey Competitors
Exhibit G – Non-Compete Agreement

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Exhibit H – Key Performance Indicators Exhibit I – Transition Services Exhibit J – Code of Conduct [**] Exhibit K – Data Security Addendum Exhibit L – New Products [**]
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AMENDED AND RESTATED
MASTER SUPPLY AGREEMENT
This AMENDED AND RESTATED MASTER SUPPLY AGREEMENT (this “Agreement”) is entered into this 31st day of August, 2021 (the “Effective Date”).
BETWEEN:
THE HERSHEY COMPANY, a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 19 E Chocolate Ave, Hershey, Pennsylvania 17033 (hereinafter individually referred to as “Hershey” or a “Party”),
and
BARRY CALLEBAUT AG, a corporation organized and existing under the laws of Switzerland, with a principal place of business at Hardturmstrasse 181, 8500 Zurich, Switzerland (hereinafter individually referred to as “Callebaut” or a “Party”).
Hershey and Callebaut may collectively be referred to herein as the “Parties”.
BACKGROUND:
Hershey and Callebaut are Parties to the Master Innovation and Supply Agreement dated July 13, 2007, as amended by the First Amendment dated April 14, 2011, [**] (collectively, the “Original Master Agreement”). In connection with the Original Master Agreement, Hershey and Callebaut or their respective Affiliates executed the Global Supply Agreement dated July 13, 2007, [**] (collectively, the “Global Supply Agreement”), the Robinson Supply Agreement dated July 13, 2007, [**] (collectively, the “Robinson Supply Agreement”), the Monterrey Supply Agreement dated July 13, 2007 (the “Monterrey Supply Agreement”), [**], the Product Development & Innovation Agreement dated July 13, 2007 and the Executive Summary thereto (the “Development Agreement”), the Lease Agreement for the facility in Robinson, Illinois (the “Robinson Lease”), the Lease Agreement for the facility in Monterrey, Mexico, [**] (the “Monterrey Lease”), [**]. The Global Supply Agreement, Robinson Supply Agreement, Monterrey Supply Agreement, [**] are collectively referred to as the “Supply Agreements.” The Robinson Lease and Monterrey Lease are collectively referred to as the “Leases.” The Supply Agreements, Leases and Development Agreement are collectively referred to as the “Related Agreements.”
[**].

The Original Master Agreement expires on December 31, 2022. The Parties desire to amend and restate the Original Master Agreement to extend the term and to reflect the amendments since the Original Master Agreement was executed and incorporate the agreed upon modifications to the terms of the Original Master Agreement and the Related Agreements, the terms of which will be collectively incorporated in this Agreement, as set forth below.
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1.DEFINITIONS
In addition to the terms defined elsewhere in this Agreement, whenever used in this Agreement the following terms shall have the respective meanings set out below:
“Affiliate” means any present or future company that, directly or indirectly, controls, is controlled by, or is under common control with Hershey or Callebaut, as applicable, provided that with respect to Callebaut the definition shall be limited to Barry Callebaut AG and its wholly-owned subsidiaries. For the sake of clarity, no Affiliate of Hershey is bound by the terms of this Agreement unless expressly stated in this Agreement, including with respect to the Lease for the Monterrey, Mexico Facility, Hershey’s Affiliate, HERSMEX S. de R.L. de C.V., the landlord under such Lease.
“Available Production Capacities” means the available production capacities by Product-type for the Products [**], as mutually-agreed by the Parties after considering Product-type ([**]) and timing of demand, that Callebaut will exercise Commercially Reasonable Efforts to satisfy throughout each calendar year of the Term commencing on the first full calendar year of the Agreement. The Available Production Capacities to meet the ongoing required volume will be evaluated as needed based on the then latest Forecasted Production Plan and Callebaut’s rolling [**] reported available production capacity by Product-type and the Parties will negotiate [**].
“[**]” means [**].
“Annual Plan Volume” has the meaning set forth in Section 3.2.1.
“[**]” means [**] manufactured for retail or bulk supply identified in the then-current Product Profile for [**] accessible via the Hershey Vendor Portal.
“Base Tolling Fee” means each of the base tolling fees set forth in Schedule C-1 to Exhibit C, subject to [**] calculated as set forth in Schedule C-7.
“Business Day” means any day other than a Saturday or Sunday or any other day which shall be a statutory or civic holiday or day on which banking institutions are closed in North America.
“BOL” has the meaning set forth in Section 3.11.2.
“Certificate of Analysis” means the certificate of analysis for each of the Products and Materials (excluding Materials manufactured by Hershey or any of its Affiliates) containing the information set forth in the Quality Specifications and Product Profiles.
“Callebaut” means the company identified in the introductory paragraph of this Agreement.
“Callebaut Indemnitee” has the meaning set forth in Section 14.2.1.
“Callebaut Products” means products independently developed and sold by Callebaut to its customers and which are sold to Hershey as Products under this Agreement.
“Callebaut Raw Materials” has the meaning set forth in Section 3.4.2(d)(i).
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“Claim” means all claims, demands, suits, actions, or other proceedings.
“Cocoa Ingredient” means cocoa liquor, cocoa butter and/or cocoa powder.
“Code of Conduct” means, with respect to Hershey, The Hershey Company Supplier Code of Conduct, and with respect to Callebaut, the Callebaut Supplier Code and the Callebaut Employee Code of Conduct, [**].

“Commercially Reasonable Efforts” means [**].

“Confidential Information” has the meaning set forth in Section 8.1.
“Effective Date” has the meaning set forth in the Preamble.
“[**]” means the [**] manufactured for retail or bulk supply identified in the then-current Product Profile for [**] accessible via the Hershey Vendor Portal.
“Established Yield” means the waste, loss and/or overweight allowance for certain of the Materials used to produce each Product.
“Excess Inventory” means any Products or Materials that become excess or obsolete due to (a) changes in the Quality Specifications, (b) Callebaut ordering more Materials than required to meet the Forecasted Production Plan (provided such surplus order was approved by Hershey), (c) incorrect forecasting by Hershey, (d) Hershey’s discontinuation of a Product, or (e) Hershey’s revocation of its approval of a supplier of Materials except, with respect to Callebaut Raw Materials, where such revocation is due to the Callebaut Raw Materials failing to meet the Quality Specifications or the supplier failing to comply with Callebaut’s supplier Code of Conduct.
“Exhibit” and “Exhibits” means Exhibits A-L described in the Table of Contents of this Agreement, including the sub-Exhibits attached thereto, each of which is incorporated by reference in this Agreement as if fully set forth herein. The Exhibits may be amended from time to time as agreed by the Parties in writing.
“Expiration Date” means the date that the Term of this Agreement expires, as set forth in the Section 9.1.
“Facility” and “Facilities” means each and all manufacturing facilities owned or leased by Callebaut that are used to manufacture the Products as set forth in the Exhibit D and as further described in each Facility Addendum.
“Facility Addendum” (and, collectively, the “Facility Addenda”) means the addendum attached to this Agreement as Exhibit D, with each Facility Addendum attached to Exhibit D as Schedule D-1 through D-9 [**].
“[**]” has the meaning set forth in Section 3.4.4.
“Force Majeure Event” means any acts of God, war, flood, drought, earthquake, fire, explosion, hurricane, tornado, [**], omissions or impositions by local, state, provincial, federal or national
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government authorities, or any similar causes beyond the affected Party’s reasonable control, whether and which by exercise of reasonable diligence could not have been prevented by such Party; provided, that such occurrence is not intentional or deliberately done or brought about for the purposes of excusing performance under the Agreement; and provided further that any adverse financial condition or financial inability of the affected Party, absent the occurrence of an event listed above, will not constitute a Force Majeure Event.
“Forecasted Production Plan” means a rolling [**] estimate provided by Hershey to Callebaut identifying by Product the quantity of each Product Hershey may order or require from Callebaut during such [**] period.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States (including, without limitation, the United States Food and Drug Administration, the United States Public Health Service, and the United States Department of Agriculture), any foreign country (including, without limitation, Mexico’s Ministry of Health and the Canadian Food Inspection Agency), or any domestic or foreign state, commonwealth, county, city, village, town or other subdivision.
“Hershey Indemnitee” has the meaning set forth in Section 14.1.1.
“Hershey Marks” means Hershey’ trademarks, service marks, names, identifying symbols, logos, tag lines, domain names, URLs or any other indicia of origin related to, owned by, used or associated with Hershey or its Affiliates or the goodwill thereof.
“Hershey Raw Materials” has the meaning set forth in Section 3.4.2(d)(i).
“Hershey Vendor Portal” means [**].
“Incoterms” means the Incoterms 2020, ICC Rules for the Use of Domestic and International Trade Terms, published by the International Chamber of Commerce, or as may be updated from time to time.
“Intellectual Property” means all intellectual property throughout the world, including all: (a) inventions (whether or not patentable), discoveries, improvements, and designs, in each case whether or not protectable under patent laws, patents and patent applications, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, (b) trade names, corporate names and other names, trademarks, service marks, trade dress, logos, symbols, graphics, and other similar designations of source and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof and reissues, extensions and renewals of any of the foregoing, (c) copyrights and copyrightable works, (d) confidential or proprietary information (including trade secrets and Confidential Information), processes and methods (including manufacturing), formulae, algorithms, ideas, and know how, (e) rights of publicity, privacy, and rights to personal information, and (f) all rights in the foregoing and in other similar intangible assets, including designs.
“Intermediate Ingredients and Finished Products” means those products that are manufactured, produced, packaged and labeled [**].
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“Laws” means all statutes, rules, regulations, orders, guidelines, ordinances, and other pronouncements having legal effect in the United States, any foreign country, or any domestic or foreign state, commonwealth, province, county, city, town, village, or other political subdivisions, or of any Governmental or Regulatory Authority, including without limitation laws applicable to manufacturing activities related to food and drugs, including without limitation the U.S. Food, Drug and Cosmetic Act, the Food Safety Modernization Act and Current Good Manufacturing Practices, and all manufacturing, safety and remediation standards, together with all rules, regulations and guides promulgated under any such laws and any directives issued by any Governmental or Regulatory Authority.
“Lease” means a lease agreement between Hershey and Callebaut for Callebaut’s access and use of the Facility land and/or premises for Callebaut’s performance of the Services described in this Agreement and the applicable Facility Addendum. Where Hershey and Callebaut have entered into a Lease, such Lease is attached to the applicable Facility Addendum and incorporated by reference therein.
“Loss” or “Losses” means all damages, losses, judgments, payments made in settlement, liabilities, fines, penalties, assessments, costs, and expenses, including without limitation reasonable attorneys’ fees, disbursements, court costs, and all other costs of litigation or defending a Claim.
“Materials” means all ingredients, flavors, blends, mixes and raw materials, together with the packaging materials and all other materials used in manufacturing, producing and/or packaging of the Products. Materials includes the Hershey Raw Materials and Callebaut Raw Materials.
“Materials Cost” means Callebaut’s landed cost of the Materials (where landed cost is Callebaut’s purchase price for the Materials, plus the costs incurred in delivering the Materials to the Facility(ies)) and in bringing the Materials into condition for use at the point of manufacture. Landed cost includes, but is not limited to, [**].
“[**]” means [**].
“Monterrey Facility Addendum” is attached to this Agreement as Schedule D-2 to Exhibit D and [**] in such Schedule D-2.
“Monterrey Lease” means the Lease attached to Schedule D-2 as Attachment D-2.1 and incorporated by reference therein.
“[**]” has the meaning set forth in Section 13.
“New Callebaut Innovation Product” means a product that is developed independently by Callebaut for introduction to the market generally.
“[**]” means [**].
“New Products [**]” has the meaning set forth in Section 16.11.
“Nonconforming Products” has the meaning set forth in Section 12.3.7.
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“North America” means the United States, Canada and Mexico.
“Operating Assets” means the equipment, furniture, and fixtures that Callebaut owns or leases, or must acquire and related modifications to the Facility, in each case that Callebaut must obtain/deploy or complete to perform the Services with respect to the Products.
“Order” means a purchase order (PO), stock transport order (STO), or some as uniquely defined in Monterrey’s and Robinson’s Facility Addenda submitted to Callebaut by Hershey or its Affiliates authorized by Hershey to purchase Products pursuant to the terms of this Agreement.
“[**]” means the [**] manufactured for retail or bulk supply identified in the then-current Product Profile accessible via the Hershey Vendor Portal.
“[**] Facility Addendum” is attached to this Agreement as Schedule D-3 to Exhibit D and [**] in such Schedule D-3.
“Person” includes natural persons, partnerships, firms, and other unincorporated bodies, corporate bodies, and all other legal persons however constituted.
“Product” or “Products” means the [**], and any other products or Product Categories, as set forth on Exhibit A of this Agreement, manufactured in accordance with the then-current Product Profiles established by Hershey and accessible via the Hershey Vendor Portal.
“Product Categories” means [**] and Intermediate Ingredients and Finished Products.
“Product Portfolio Extension” means a product that is comparable to one or more Products, which Hershey would like to add to the portfolio of Products manufactured by Callebaut.
“Product Profile” means the Quality Specifications established by Hershey and the Product Recipe for each Product in each Product Category. The Product Profiles are accessible via the Hershey Vendor Portal and may be amended by the Parties from time to time in writing.
“Product Recipe” means the formulation for each Product documented by Callebaut and approved by Hershey using the Product Quality Specifications (PQS), [**]. The Product Recipe for each Product is maintained by Callebaut in the Recipe Book and is accessible via the Hershey Vendor Portal.
“Production Lot” means: (i) for [**] not to exceed [**] of production; (ii) for [**] limited to [**] or a maximum of [**] of production; (iii) for [**] not to exceed [**]; and (iv) for Intermediate Ingredients and Finished Products for purposes of quality and regulatory lot trace checks (e.g. net weights) a shift’s production following Hershey’s coding format or Callebaut’s coding format in select instances. A production shift can last up [**].
“Quality Expectations” means the standards and specifications applicable to Callebaut’s performance of the Services and supply of all Products under this Agreement, as described in Exhibit B of this Agreement, attached hereto and incorporated by reference herein, and as may be amended by Hershey from time to time.
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“Quality Manuals” means Hershey’s Co-Manufacturing/Co-Packaging Quality Manual and Hershey’s Partners in Quality: Supplier Quality Expectations Manual.
“Quality Specifications” means the following as set forth in the Hershey Vendor Portal: (a) Product Quality Specifications (PQS), (b) [**] (c) Quality Standards and Tolerances (d) [**], (e) Packaging and Load Integrity Specifications, (f) the [**], and (g) any additional product or packaging requirements, as communicated by Hershey to Callebaut from time to time and subject to the review procedures set forth in Section 3.1.3.
“Recall” has the meaning set forth in Section 3.10.8.
“Records” has the meaning set forth in Section 3.14.1.
“Relationship Manager” has the meaning set forth in Section 5.1.
“Representative(s)” means, with respect to a Person, any of such Person’s Affiliates and any of its or their respective directors, officers, members, employees, agents, or advisors.
“Robinson Facility Addendum” is attached to this Agreement as Schedule D-1 to Exhibit D and [**] in such Schedule D-1.
“Robinson Lease” means the Lease attached to Schedule D-1 as Attachment D-1.1 and incorporated by reference therein.
“[**]” has the meaning set forth in Section 3.2.1.
“Seizure” means any action by any Governmental Authority to take possession of a Product.
“Semester” has the meaning set forth in Section 3.4.2(d)(ii).
“Services” means manufacturing Products in accordance with Quality Specifications and performing those services that Callebaut will perform for Hershey pursuant to this Agreement and as may be further described in the Exhibits hereto.
“[**]” means [**].
“Steering Committee” has the meaning set forth in Section 4.
“Subcontractor” means any third party that performs all or part of a Party’s obligations under this Agreement.
“Taxes” means all taxes, charges, fees, imposts, levies and other assessments imposed by any federal, state, provincial or local government authority, including, without limitation, net income, capital, sales, use, ad valorem, transfer taxes, value added tax, personal, franchise, profits, inventory, gross receipts, license, excise, tariff and withholding, payroll, employment, social security, unemployment, fees and taxes for the privilege of doing business, severance, stamp, occupation, property, rollback and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions
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to tax or additional amounts imposed by any governmental or other taxing authority with respect to such amounts. Notwithstanding the foregoing, for purposes of the second sentence of Section 3.7.4 only, Taxes do not include any employment, income, property or similar taxes.
“Term” has the meaning set forth in Section 9.1.
“Tolling Fee” has the meaning set forth in Section 3.4.1.
“[**]” means [**].
“Transfer Price” means the purchase price that Hershey will pay for each Product, as set forth in the applicable [**] and further described in Section 3.4.1.
“Transition Period” means the date beginning on the earlier of (a) [**] prior to the expiration of this Agreement or (b) either Party’s notice of termination to the other Party, and ending [**] following the effective date of expiration or termination.
“Transition Services” means the services to be provided by Callebaut during the Transition Period, as such services are further described in Exhibit I.
2.TERMINATION OF RELATED AGREEMENTS
On the Effective Date, the Original Master Agreement and Related Agreements, excluding the Leases, will terminate and have no further force or effect except for those provisions identified in this Agreement or that expressly or by their nature survive termination of the Related Agreements; provided, where there are inconsistencies in such surviving provisions and the terms and conditions of this Agreement, then the terms and conditions of this Agreement will control.
Notwithstanding the foregoing, certain economic and operations planning terms (the “Retained Terms”) will remain in effect until December 31, 2022, as further described in Schedule C-2 to Exhibit C, attached to this Agreement and incorporated by reference herein. Thereafter, on January 1, 2023 (the “Commencement Date”) all terms of this Agreement, including without limitation as set forth in Exhibit C and Schedule C-3, will be effective. [**].
In addition, the [**] relating to the New Products [**] will remain in effect in accordance with the terms of Section 16.11.
3.SUPPLY OF PRODUCTS
3.1.Production of Products
3.1.1.Callebaut will produce, package and deliver the Products for Hershey only at Callebaut’s Facilities and from production lines identified in Exhibit D. Each Facility and production line must be approved for use by Hershey on a Product by Product basis. Callebaut shall produce the Products in accordance with the Product Profiles, including the Quality Specifications set forth in Exhibit B, attached to this Agreement and incorporated by reference herein and accessible via the Hershey Vendor Portal, and any additional terms set forth in each applicable Facility Addendum. The Parties may mutually agree to add or remove Facilities by
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entering into a new Facility Addendum (for added Facilities) and an agreed termination of a Facility Addendum (for removed Facilities). Each Facility Addendum will identify the following with regard to that Facility: (a) the specific Products and the production lines that Callebaut is approved to manufacture and that Callebaut will manufacture (whether or not such manufacturing is planned); (b) [**]; (c) Hershey’s rights, if any, to [**]); (d) a listing of Hershey Equipment located at the Facility; (e) an executed Lease amendment attached to the Facility Addendum (with respect to the [**]); (f) any certification requirements specific to Products manufactured at each Facility; (g) shared services, if any, and (h) all other Facility-specific terms, either existing or as may be added by the Parties in writing.
3.1.2.The Product Categories to be supplied by Callebaut to Hershey under this Agreement are described in Exhibit A and accessible on the Hershey Vendor Portal. The information contained in such Hershey Vendor Portal includes without limitation, with respect to each Product, the Materials (including the component ingredients and packaging materials related to the manufacturing of the Products at each Facility), the Product Profile, the Established Yield and Transfer Price for each Product. The Hershey Vendor Portal also contains the Product Recipe for each Product. Products may be added to this Agreement as mutually agreed by the Parties and may be deleted from this Agreement at Hershey’s sole discretion, subject to the terms of Section 3.2.6. Products added to this Agreement and any proposed changes to existing Products must be within the then-current technical capabilities for performance of the Services at the applicable Facility. [**]. The Tolling Fees for such Products will be determined in accordance with Section 3.4.1.
3.1.3.Callebaut acknowledges that the Quality Specifications may be revised upon prior written notice by Hershey, in its sole discretion, at any time during the term of this Agreement. The Parties agree to confer to (a) assess if the revision requires a change to a Product Recipe(s); (b) mutually agree to the reasonable time period necessary for implementation of the revision, and (c) assess if the revision is not feasible for Callebaut’s current manufacturing capabilities, in which case the Parties will mutually agree on the appropriate course of action. [**].
3.1.4.All specifications for Materials used in the manufacture of Product will be entered and maintained by suppliers on the Callebaut Supplier Relationship Management Portal. Selected Hershey personnel will be granted access to the Callebaut Supplier Relationship Management Portal, as needed.
3.1.5.Callebaut agrees to [**] manufacture Products existing at the Effective Date and any Products added pursuant to Section 3.1.2, (the “Callebaut Equipment”) unless specified otherwise in this Agreement or in a Facility Addendum or otherwise in writing between the Parties.
3.2.Operations Planning
The Parties agree to plan the production of the Products in accordance with the following principles:
3.2.1.On or before [**] of each year during the Term, Hershey will provide to Callebaut the plan of the 12-month demand for the upcoming calendar year (January to December) by Product and Facility (the “Annual Plan Volume”). The Annual Plan Volume does [**]. Once
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agreed by the Parties, the Annual Plan Volume will be accessible via the Hershey Vendor Portal and will become effective on January 1st of the subsequent year. [**] for each Facility to be used by the Parties [**]. Each [**] will be subject to the terms and conditions of this Agreement. The [**] will provide the item number and the Transfer Price applicable to each Product [**] in accordance with the terms of this Agreement and the applicable Facility Addendum and will be used by Hershey [**].
3.2.2.Each [**] during the Term, Hershey will provide Callebaut with its Forecasted Production Plan of desired production of Products for the subsequent rolling [**] period. Additionally, for all Facilities, Hershey will further identify via Orders, the daily shipments, inclusive of Saturdays, Sundays and non-business days if Hershey requires shipments on such days. Except as set forth in this Section 3.2 and in a Facility Addendum, such Forecasted Production Plan is [**].
3.2.3.Hershey [**] from Callebaut (i) only the [**] production of Paste Products reflected in the relevant Forecasted Production Plan for the Facilities for [**] after such Forecasted Production Plan was received and the [**]; and (ii) the [**] production of [**] and Intermediate Ingredients and Finished Products reflected in the relevant Forecasted Production Plan. Except as set forth in this Section 3.2.3 and [**], Hershey will not be obligated to purchase from Callebaut any minimum volume of Products.
3.2.4.Callebaut’s designated Representatives within the Facilities will plan the shipments outlined in each Forecasted Production Plan on a daily and/or shift basis.
3.2.5.Callebaut will plan its production capacity such that it can satisfy both the Annual Plan Volume [**]. Callebaut will supply Hershey’s actual demand of Products, as set forth in the Orders issued by Hershey or its authorized Affiliates and accepted by Callebaut. [**]. The Parties will confer at the time of delivery of the Annual Plan Volume and [**], and continually at the time of delivery [**] Callebaut will supply Hershey’s demand. In the event [**], or should Hershey need to change or modify demand within [**] for [**] Orders and within [**] for [**] and [**] Orders, the Parties agree to undertake Commercially Reasonable Efforts to identify actions to remedy the constraints [**].
3.2.6.If Callebaut believes Products and/or Materials in its inventory have become Excess Inventory, Callebaut will provide notice to Hershey within [**] and provide such information and documentation related to the Excess Inventory as may be reasonably requested by Hershey to evaluate Callebaut’s designation of the Products and Materials. Where the Parties mutually determine Products and/or Materials constitute Excess Inventory, Hershey will be financially responsible for the Products or Materials in Excess Inventory on the date on which Products or Materials become Excess Inventory. [**], subject to the following conditions:
(a)Callebaut will exercise Commercially Reasonable Efforts to minimize the financial impact to Hershey for the Excess Inventory, [**]. The Parties will collaborate in good-faith in assessing the use of Excess Inventory of Materials pursuant to this Section 3.2.6(a). [**];
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(b)under no circumstances will Hershey be responsible for Excess Inventory of Materials which, when ordered by Callebaut, represented more than a [**] supply of the Materials [**] (except with regard to production of promotion or “one time” Products, for which responsibility for Excess Inventory which will be mutually agreed by the Parties in writing), and
(c)notwithstanding (b) above, Callebaut may enter into supply contracts for Materials for a period of longer than [**] (particularly where such longer term supply contracts are necessary to ensure uninterrupted supply of Products to Hershey) with the prior written approval from Hershey, and in such case, the Parties will agree in writing to Hershey’s responsibility for any Excess Inventory of such Materials beyond the [**] inventory described in (b).
Title and risk of loss of Excess Inventory will pass to Hershey upon Hershey’s reimbursement to Callebaut in accordance with this Section 3.2.6.
3.2.7.Notwithstanding anything contained in this Section 3.2, subject to Callebaut’s compliance with the Product Profiles, [**] (including without limitation any new Products which may be added pursuant to Section 3.1.2), provided that the mix is reasonably comparable to the mix of liquid and solid Products existing as of the immediately preceding calendar year in the Term, produced at any Facility and ordered in quantities and time frames that can be commercially reasonably achieved. [**].
3.3.Continuity of Supply; Business Interruption Planning; Force Majeure
3.3.1Continuity of Supply. To ensure continuity of supply of Products, the Parties may designate [**] in Callebaut’s manufacturing network for mutually agreed Product/Hershey delivery plant combinations. The Products with assigned [**] are identified in Exhibit D and may be amended by the Parties in writing from time to time. Callebaut’s production of Products at any [**] will be subject to the terms of this Agreement, including without limitation the Facility Addenda.
[**].
3.3.2.Business Interruption Planning. If during the Term, through no fault of Hershey, Callebaut is delayed or unable to deliver Products in accordance with the terms of this Agreement or any Facility Addendum, and provided such delay or inability is not due to a Force Majeure event in accordance with Section 3.3.3, [**].
3.3.3.Force Majeure. Without limiting the foregoing rights and obligations with respect to continuity of supply and business interruption planning, the failure or delay of either Party to perform any obligation under this Agreement by reason of Force Majeure will not be deemed to be a breach of this Agreement; provided, the Party so prevented from complying herewith will (a) have provided notice of such event to the other Party (including an explanation of the Force Majeure and its cause and status), (b) have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, (c) if the affected Party is Callebaut, have implemented any applicable business interruption plan, and (d) continue to take Commercially Reasonable Efforts to comply as fully as possible with the provisions of this Agreement. For the sake of clarity,
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epidemics or pandemics, raw material or labor shortages or strikes are not, in themselves, Force Majeure events; provided that, the Parties acknowledge and agree that a Force Majeure event may result from an epidemic or pandemic (e.g., a general shelter in place or quarantine order in a jurisdiction where a Facility, [**] or Hershey’s manufacturing facilities is located or an approved supplier of a Party is located may cause raw material or labor shortages, provided the operations of such Facility, [**], Hershey manufacturing facility or approved supplier is not otherwise considered an “essential service” and not subject to such order). Notwithstanding the foregoing, [**], subject to Hershey approval, at the applicable Transfer Price for such [**]. Where a Force Majeure event prevents Hershey from accepting delivery of Products at one of its manufacturing facilities, Callebaut will use Commercially Reasonable Efforts [**] Hershey manufacturing facility. [**]. If a Force Majeure event continues for a period of [**] or longer, then the Party not affected by such Force Majeure event shall be entitled to terminate this Agreement at any time thereafter during which such Force Majeure is continuing.
3.4.Product Pricing and Procurement
3.4.1.The price to be paid by Hershey to Callebaut for the Products will be referred to as the “Transfer Price,” determined by [**]. The Tolling Fee will include the applicable Base Tolling Fees set forth in Exhibit C ([**], as further described below and in Schedule C-7). Callebaut shall provide Hershey with [**] as further described below, and upon the Parties finalizing such Tolling Fee for each Product, it will be uploaded into the Hershey Vendor Portal. An example of the [**] is set forth in Schedule C-6 to Exhibit C.
3.4.2.Hershey will pay Callebaut a Transfer Price as specified in the Hershey Vendor Portal for the Products, at costs to be established in accordance with the provisions of this Section 3.4 and the templates set forth in Exhibit C. Transfer Prices will be established no later than [**] for the following calendar year (January through December), and as needed for new Products throughout the year, subject to the provisions of Section 3.4.2(d) below. Transfer Prices referenced in this Section 3.4.2 will be [**], as follows.
a.By [**] of each year during the Term, [**] and [**] will be evaluated as of [**] of each year. [**] is set forth in Schedule C-7 to Exhibit C.
b.The [**] for [**] will be calculated [**] will be calculated [**] will be based on [**]. In each instance, the [**] from [**] of the prior year will be used as the denominator and the [**] for [**] of the current year will be used as the numerator.
c.[**] will be applied to the Base Tolling Fee for use commencing on January 1st of the subsequent calendar year, as further described in Schedule C-7 to Exhibit C. The Parties will work cooperatively in good faith to minimize the impact of any [**].
d.Hershey and Callebaut agree to establish [**] and the corresponding [**] included in the Transfer Prices as follows:
(i)By the [**] following delivery of the Annual Plan Volume, Hershey and Callebaut will review the estimated volumes of Materials which will be required to produce the Annual Plan Volume for each Product for the upcoming calendar year. [**]. The Parties agree that [**], one of the following methods will be used [**]:
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(A)[**];
(B)[**]; or
(C)[**].

[**]. At any time during production, Hershey may require Callebaut to change [**], subject to fulfillment and consumption of [**] Callebaut may have made to [**], provided that such [**] are not inconsistent with the then-current Forecasted Production Plan issued by Hershey.

ii.By the [**] following the delivery of the Annual Plan Volume to Callebaut by Hershey, Hershey will provide Callebaut [**] and Callebaut will provide Hershey [**] necessary to establish yearlong pricing for each Product. Callebaut also will provide substantiating documentation for any year-end adjustments necessary to [**] expected to be on hand at the end of December. [**]. If the Parties reach an agreement on the [**], Callebaut will use that [**] in its calculation of Transfer Prices to Hershey for the [**].
iii.Each year during the Term, prior to [**], Callebaut will have entered all agreed upon [**] into [**] and will provide Hershey with Transfer Prices for each Product by appropriate unit of measure (e.g., case, pound).
iv.Transfer Prices [**] in accordance with this Agreement for a period of one year (January – December). These Transfer Prices will be used in the [**] and will be subject to change [**], except in the case of a [**] agreed by both Parties. The Parties agree to work cooperatively in good faith to minimize changes to Transfer Prices during [**].
v.If Products are added during the year, Hershey and Callebaut will create Transfer Prices by unit of measure following [**] in this Section 3.4 and Exhibit C ([**] (defined below) at least [**] prior to commencement of production of such new Products.
vi.In the event that a change in the Product Profile results in an increase or decrease in actual Transfer Prices, Hershey and Callebaut will review documented changes [**] and the new Transfer Price [**] under the modified Product Profile are delivered. The Parties will [**] between the original Transfer Price and the revised Transfer Price [**], unless or until the revised Transfer Price is established [**].
vii.[**].
viii.The Relationship Manager for each Party will address all pricing questions and other operating issues arising under this Agreement.
e.With respect to Materials constituting commodities, the Parties will ensure mutually agreed [**] by [**] of each year ([**] physical inventories, firm purchase commitments (including firm purchase commitments between Hershey and Callebaut) [**].
3.4.3.
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(a)The Tolling Fee to be included in the Transfer Price for any Product Portfolio Extension will be an amount equal to the following:
(i)The then-current Base Tolling Fee [**] for the Product that the Parties mutually agree is most [**]; plus
(ii)Applicable Tolling Fee adjustments [**]; plus
(iii)Mutually-agreed adjustments [**]; plus
(iv)[**]; and plus
(v)[**].
(b)The Tolling Fee to be included in the Transfer Price for any [**] will be an amount equal to the following:
(i)The then current Base Tolling Fee for the [**] at which the [**] is to be manufactured; plus
(ii)Applicable Tolling Fee adjustments [**]; plus
(iii)Mutually-agreed adjustments [**]; plus
(iv)[**]; plus
(v)[**].; and plus
(vi)[**].
The work undertaken by the Parties for [**] will, in each instance, include development of the proposed Tolling Fee as an early project milestone.
(c)Should the Parties not agree to the Tolling Fee for a Product Portfolio Extension or a [**], including after referring the disagreement to the Steering Committee for resolution where appropriate, then work will be terminated on the project and such product will not be added to the portfolio of Products.
3.4.4.For New Callebaut Innovation Products that the Parties agree may fit Hershey’s go-to-market strategy, Callebaut will present its concepts in detail to Hershey [**].
3.5.Established Yields.
3.5.1.The Established Yield for all [**] Products delivered to Hershey [**] and for Products delivered to Hershey [**], as further described in Exhibit C. Hershey will not reimburse or otherwise compensate Callebaut for any additional ingredients and packaging components required as a result of Callebaut’s failure to comply with Established Yields.
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3.5.2.Hershey and Callebaut will review any issues with Established Yields as needed. Should the Parties agree to adjust the Established Yields, the new Established Yields will be effective as of the date mutually agreed by the Parties.
3.6.Currency
3.6.1.Callebaut will invoice, and Hershey will pay, all amounts in [**].
3.6.2.Each invoice will contain the detail specified by Hershey, including the item number for each Product and the prices set forth in the then-current applicable [**]. Callebaut will issue its invoice at the time such Products are shipped or delivered to Hershey in accordance with the delivery terms set forth in the Facility Addenda, but in no event will invoices be issued later than [**] following the shipping date. Callebaut will comply with reasonable invoice submission procedures provided by Hershey, including without limitation electronic invoice submission. The date of receipt of electronic invoices will be the date following the date the invoice is successfully transmitted.
3.6.3.By [**] of each year during the Term, for use in the following calendar year, [**].
3.7.Payments for Products
3.7.1.Callebaut and Hershey will facilitate the delivery of Products in accordance with the delivery terms set forth in Section 3.11 and as further described in the Facility Addenda. Hershey will pay any invoiced amount following receipt of such invoice from Callebaut on the payment terms of [**], except in the case of good faith dispute and provided the invoice is accurate and complete. All payments will be electronically transferred to the designated bank account of the Party to which such payments are due. Hershey’s payment of an invoice will not constitute a waiver of any of its rights under this Agreement, including the right to reject or revoke acceptance of Nonconforming Products.
3.7.2.Hershey may withhold payment of any invoiced amounts it disputes in good faith; however, Callebaut may not, in response to the dispute or otherwise, suspend performance of its obligations under this Agreement or any Order. The Parties will use Commercially Reasonable Efforts to resolve the dispute in a timely manner.
3.7.3.[**].
3.7.4.Callebaut shall be liable for all Taxes that may be levied against Callebaut in connection with Callebaut’s performance under this Agreement. Notwithstanding the foregoing, if Callebaut will be liable for any Taxes solely as a result of Callebaut’s adherence to Hershey’s specification of the location for the manufacture of the Products or the specific ingredients or processes for producing the Products under the Product Profiles, then Callebaut will notify Hershey of the imposition of such Taxes and Callebaut will pay such Taxes in accordance with applicable Laws and Hershey will reimburse Callebaut for the cost of such Taxes through the Reconciliation Process (provided that custom duties may instead be included in the Transfer Prices), provided that Callebaut provides a copy of the tax returns that were filed with the applicable governmental entity or such other documentation acceptable to Hershey in reasonable
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form and content as proof of payment of such Taxes. Finally, the Parties will cooperate in good faith and file any required documents to (i) reduce, mitigate or eliminate the amount of Taxes imposed relating to any Party’s performance under this Agreement and (ii) seek any available refunds of Taxes paid to a governmental authority, in which case each Party that bore the economic cost of the Taxes will be entitled to receive a proportional amount of the refund of such Taxes from the Governmental or Regulatory Authority.
3.8.Productivity
3.8.1.Hershey and Callebaut recognize the need to provide the highest quality product at the [**]. To accomplish this objective, Hershey and Callebaut agree to cooperate in a continuing effort to improve the productivity of all processing operations [**]. Hershey’s and Callebaut’s productivity efforts will be directed and managed by a joint continuous improvement team (which shall include the Relationship Managers). Any resulting savings from such efforts [**] between the Parties as set forth in Sections 3.8.3 and 3.8.4 below. Where applicable, the [**] formula will be applied over the [**] immediately following the date of implementation of the Product Profile [**] (the “Productivity Period”), and the resulting [**] will be implemented through a Transfer Price [**] during such Productivity Period, as further described in Section 3.8.5.
3.8.2.These productivity efforts should target, but are not limited to, [**].
3.8.3.[**] will receive [**]% of all continuous improvement [**] resulting from reductions in unit costs for Materials, as well as minimizing the cost of all sampling/testing of the Products, [**].
3.8.4.Continuous improvement [**] resulting from reductions in costs [**] (including without limitation [**] resulting from production output and labor reductions) shall be allocated as follows:
[**]
3.8.5.[**] of continuous improvement [**] resulting from such productivity efforts in this Section 3.8 will be included as [**] and thereafter will be incorporated in the Transfer Price as [**] of applicable continuous improvement savings from such productivity efforts will be included as a [**] in the [**] Process.
3.9.Supply of Materials
3.9.1.Callebaut is responsible for ensuring adequate supply of all Materials, including responsibility for contracting, arranging and taking delivery, inventory management, storage, inspection, and quality control of all Materials used in accordance with the Product Profiles, provided, however, that Callebaut will use only suppliers that have been previously [**], which suppliers will be set forth in the Hershey Vendor Portal. [**] of any supplier in its sole discretion at any time, and such [**] will be updated in the Hershey Vendor Portal. Callebaut will honor all payment terms of the suppliers on a timely basis (except in the event of a good faith dispute). Callebaut will be responsible for its contracts with third-party suppliers, [**].
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3.9.2.[**]. Callebaut’s [**] of the Hershey-designated supplier will not be unreasonably withheld. In connection with such supplier [**], Callebaut may rely on Hershey’s information and documentation for its designated supplier or Callebaut may independently evaluate the supplier.
3.9.3.Except as otherwise set forth in the Facility Addenda, for Hershey Raw Materials supplied [**] will invoice [**], and [**] will pay any amount due to [**] hereunder on payments terms of [**], except in each instance in the event of a good faith dispute. [**] payment of an invoice will not constitute a waiver of any of its rights under this Agreement, including the right to reject or revoke acceptance of nonconforming [**] Raw Materials. [**] may [**] payment of any [**] invoiced amounts it disputes in good faith; however, [**] may not, in response to such good faith dispute, suspend performance of its obligations under this Agreement or any Order. The Parties will use Commercially Reasonable Efforts to resolve the dispute in a timely manner.
3.9.4.[**].
3.9.5.All payments will be electronically transferred to the designated bank account of Hershey in accordance with the applicable payment terms. [**] will exercise Commercially Reasonable Efforts to use [**] Raw Materials purchased from [**] or [**] solely for the manufacture of Products and not use such inventory for any other purpose or product that it may produce. [**] also will not resell the inventory purchased [**] suppliers pursuant to [**] contract without [**] prior written consent. [**]. Notwithstanding the foregoing, nothing contained in this paragraph will relieve Callebaut from producing the Products in accordance with the Quality Specifications and applicable Product Profile and at the agreed upon Transfer Prices.
3.9.6.Upon delivery, [**] that all Materials, including any [**] Raw Materials, in accordance with [**] established quality assurance protocols applicable to component ingredients and raw materials communicated to [**] in writing prior to the Effective Date, are (a) in good and merchantable condition and fit for use for the purposes intended, and (b) in compliance with the Quality Specifications applicable to Materials. Callebaut will withhold from use in the manufacture of Products any Materials determined by Callebaut not to be in conformity with the Quality Specifications. If the nonconforming Materials are [**] Raw Materials, [**] will [**] of the nonconformity following its discovery of such nonconformity. Neither [**] approval of a supplier, [**] supply of any [**] Raw Materials, [**] direct purchase of Materials from a supplier, nor any other agreement, arrangement, or business relationship between [**] and any supplier will operate to release [**] from its obligations under this Section 3.9.6 or its representations and warranties as to the Products supplied to [**].
[**].
3.9.7.[**] will maintain [**] in sufficient amounts to [**] of the Products set forth on the [**] issued by [**] to [**], but, unless [**] provides prior written consent, shall maintain no more than [**] based on the then current [**]. Callebaut acknowledges that certain ingredients used in the Products have a limited shelf life and will only use ingredients that are within their expected shelf life as established by the supplier or by Hershey if the shelf life established by Hershey differs from that established by the supplier and is mutually agreed to by the Parties. Callebaut also agrees to utilize the Materials on a “first expiration-first out” basis. Callebaut will
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use Commercially Reasonable Efforts to reduce its inventories of Materials to the lowest feasible levels by the expiration of this Agreement unless otherwise directed by Hershey.
3.10.Quality Assurance
3.10.1.Callebaut shall manufacture and supply the Products and maintain the Facilities (including disposing of all waste and other materials) in compliance with the Product Profiles, applicable Laws (including without limitation the Laws applicable to the Products in the jurisdictions in which the Products will be distributed and sold), and this Agreement. Callebaut will be liable for any penalties, fines, or costs incurred or assessed against Hershey as a result of Callebaut’s failure to manufacture Products and maintain the Facilities in conformance with this Section 3.10.1. Callebaut acknowledges receipt and understanding of the information and requirements contained in the Product Profiles, and Callebaut agrees to implement and maintain quality assurance programs that meet the minimum requirements and expectations contained in the Quality Specifications. Callebaut acknowledges that Hershey may periodically and in its sole discretion revise and/or update the Product Profiles by written notice to Callebaut, subject to the review procedures set forth in Section 3.1.3. Callebaut agrees to implement such revisions according to reasonable timeframes requested by Hershey, subject to any applicable changes in Transfer Prices as set forth in Section 3.1. Should such revisions require capital expenditures to achieve compliance by Callebaut, the Parties shall negotiate in good faith the scope, timing and changes in Transfer Prices of necessary for implementation.
3.10.2.All Products delivered by Callebaut to Hershey shall conform to the terms of this Agreement, including without limitation the representations and warranties set forth in Section 12.3 and the Product Profile for each Product. [**]. All water used in connection with the Products, whether it be for processing or cleaning, shall meet the applicable United States Environmental Protection Agency Canadian, or Mexican safe drinking water standards dependent upon the location of each Facility. All required testing will be done at Callebaut’s expense, which expense shall be included as part of the Transfer Prices.
3.10.3. Upon receipt of Products at Hershey’s designated manufacturing or storage facility (which may or may not be the place of delivery), Hershey may, but is not obligated to, perform receipt inspections to confirm that the Products conform to this Agreement. Hershey’s (a) performance of a receipt inspection, (b) acceptance of delivery of any Product into a Hershey facility, or (c) acknowledgment of receipt on packing slips, bills of lading, or other documents, will not be deemed acceptance of Nonconforming Products or be considered evidence that any Product conforms with this Agreement. Hershey may inspect Products that are delivered in quantity by sampling; provided, however, such sampling shall not constitute acceptance of all such Products as a unit. No Products will be deemed to be part of a commercial unit (e.g., case pack) requiring acceptance of their entirety.
3.10.4.Hershey may reject or revoke acceptance of any Products that are Nonconforming Products (as further described in Section 12.3.7) by providing notice to Callebaut of the rejection or revocation [**], after discovering that the Products are Nonconforming Products.
3.10.5.Callebaut shall [**] to the requirements of this Agreement. [**].
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3.10.6.Callebaut shall remove or dispose of any Product that Hershey deems a Nonconforming Product in accordance with the terms set forth in Section 12.3.7.
3.10.7.Callebaut agrees to support Hershey in ongoing efforts to reduce consumer complaints and increase consumer satisfaction in accordance with the complaint resolution procedures set forth in the Quality Specifications, as otherwise contained in the Hershey Vendor Portal related to the Products, and as further described in Section 14.1.3. Upon Hershey’s request, Callebaut will [**] provide reasonable assistance to Hershey in investigating any concern of Hershey or any customer or consumer complaints or questions relating to the Products, which may include chemical, physical, or microbiological analysis of returned Products, analysis of retained samples, and review of the Lot. Callebaut shall provide to Hershey [**] of its factual determination and conclusions from any investigation [**] set forth in the Quality Specifications. All of the foregoing actions by Callebaut will be taken at Callebaut’s own expense.
3.10.8.In the event that (a) a Governmental or Regulatory Authority issues a request, order, or directive for, or a court of competent jurisdiction orders, a recall, market withdrawal, stock recovery, product correction, or advisory safety communication relating to any Product or Materials (or to any product in which a Product has been incorporated), (b) Hershey is advised by Callebaut, or otherwise required, or determines in its sole discretion, that any Product (or any product in which a Product has been incorporated) should be withdrawn, retrieved, recalled, or otherwise recovered for any reason, including because the Products do not meet the Product Profiles, or (c) there is any Seizure of a Product for any reason whatsoever (each such action described in clauses (a), (b) and/or (c), collectively or individually, a “Recall”), then Callebaut, at its own expense, will fully cooperate with and use diligent efforts to assist Hershey in all activities associated with implementing the Recall, including providing information and cooperating with Hershey regarding any communication with any Governmental or Regulatory Authority concerning a potential or actual Recall. Callebaut further will comply with the current Hershey Global Recall Manual set forth [**] in the Hershey Vendor Portal and incorporated by reference herein. Hershey will be solely responsible for administering any Recall, including handling returns, and will have sole discretion with regard to all decisions concerning any Recall strategy and execution. At Hershey’s option, Hershey may direct Callebaut to, and upon such direction Callebaut will, conduct any Recall. Hershey, in its sole discretion, will determine the final disposition of the Products subject to any Recall and the manner, text, and timing of any publicity to be given relating to any Recall.
3.10.9.Callebaut shall bear the full cost and expense (including fines and damages and costs to Hershey and to third parties) and will indemnify and hold Hershey harmless of and from any Recall (including, but not limited to, the cost of disposing of the recalled Product) resulting from, or related to, in whole or in part: (a) a failure of any Product to conform to the Product Profiles (including, without limitation, the Products being adulterated or misbranded) or any warranty, covenant or representation made by Callebaut herein, or other requirement set forth in this Agreement (except where the Recall is due solely to the Product Profile established by Hershey or Hershey Raw Materials supplied by Hershey); (b) the failure by Callebaut to comply with any applicable Laws, or (c) the negligent or intentional act or omission of Callebaut in connection with the production of the Products hereunder.
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3.10.10.[**] of any incident that occurs in a Facility with respect to [**], processes, Materials, or other [**] that may impact the food safety or quality of any products including, but not limited to, the Products. Callebaut must notify the Relationship Manager [**] of the occurrence of such incident.
3.11.Delivery, Title Transfer, Risk of Loss and Insurance
3.11.1.[**] will coordinate all deliveries of the Products. For Products shipped via common carriers, [**] will provide a list of approved common carriers and wash stations to be used for shipment of the Products. All common carrier shipments will be full truckload or container quantities unless pre-approved by [**] in writing. [**] will be responsible for paying all shipping costs associated with the transportation of the Products and all Products will be shipped FCA at the applicable Facility (Incoterms 2020) [**] on the carrier at each Facility, unless otherwise expressly set forth in the applicable Facility Addendum.
3.11.2.For each load in which the Products are shipped, Callebaut must provide a Bill of Lading (“BOL”) indicating the Order number, description, quantity, Certificate of Analysis, and other identifying information corresponding to the information in the applicable Order or reasonably necessary to facilitate delivery in accordance with the Order. The BOL must be easily accessible. [**] must complete a [**] in [**] as proof-of-delivery issued to [**] for each shipment of Products. All shipping documents must reference the applicable Order number.
3.11.3.Title to Products will be and remain with [**] from the date such Products are delivered by [**] either directly to [**] or to the carrier for transportation to [**] designee. [**] will bear the risk of loss to Products (either while in storage or in process at the Facilities or any storage facility utilized by [**] with [**] consent) until such Products are delivered as specified in the applicable Facility Addendum.
3.11.4.Callebaut shall carry and maintain Insurance coverage as defined in Exhibit E. The limits specified in Exhibit E are based upon factors existing at the commencement of this Agreement. [**]. Hershey shall be named as an additional insured on the general commercial liability and automobile liability policies. Callebaut shall pay all premiums when due and within such period of time as is necessary to keep such insurance in full force and effect. Current certificates of insurance shall be provided to Hershey to evidence the coverage required by this Section 3.11.4. Callebaut shall provide [**] advance written notice of any cancellation or material change to the relevant policy.
3.12.Hershey Equipment
3.12.1. All equipment, including without limitation, all tooling, cutting dies, films, plates, cylinders, jigs, fixtures, molds, patterns, templates, masters, gauges and similar items, used by Callebaut in its performance of this Agreement and fully paid by Hershey, as well as the equipment supplied or financed by Hershey listed on a Facility Addendum (as may be amended from time to time) (collectively, the “Hershey Equipment”) is, and will remain at all times, the sole personal property of Hershey. Hershey will retain title to and ownership of the Hershey Equipment at all times, including while it is in the Callebaut’s Facility. Callebaut will hold the Hershey Equipment on a bailment basis and will be responsible for loss or damage to the Hershey
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Equipment resulting from Callebaut’s negligence or willful misconduct. Callebaut will not remove the Hershey Equipment from the Facilities without Hershey’s prior written approval. All replacement parts, additions, improvements, and accessories to the Hershey Equipment will become part of the Hershey Equipment and the Parties’ respective responsibility for the maintenance and repair costs will be set forth in the applicable Facility Addendum. Callebaut will provide Hershey with a list and condition of all Hershey Equipment in its possession upon request. Callebaut’s continuing obligations with respect to Hershey Equipment are set forth in the Facility Addendum for the Facility in which such Hershey Equipment is located.
3.12.2.All Hershey Equipment will be maintained and repaired in accordance with the manufacturer’s instructions and will be kept in good working condition and in compliance with the Quality Expectations and all applicable Laws. Any additional requirements applicable to equipment located at a specific Facility will be described in the applicable Facility Addendum.
3.12.3.Not later than [**] after Hershey’s request upon the expiration or termination of this Agreement or a Facility Addendum for any reason, [**], Callebaut will release [**] to Hershey or Hershey’s carrier any requested Hershey Equipment located in all Facilities (with respect to expiration or termination of the Agreement) or the applicable Facility (with respect to termination of a Facility Addendum) [**], as applicable. If Callebaut does not release [**] the Hershey Equipment in accordance with this Section 3.12.3, then Hershey may, [**].
3.12.4.Callebaut hereby authorizes Hershey and its agents, on Hershey’s behalf and as its attorneys-in-fact, to prepare, execute on Callebaut’s behalf, if necessary, and file such Uniform Commercial Code financing statements and amendments thereto and similar documents as Hershey deems necessary to evidence or protect Hershey’s ownership interests in the Hershey Equipment. Callebaut expressly waives the benefit of any Laws that would otherwise entitle it to assert a lien over the Hershey Equipment, and Callebaut will keep the Hershey Equipment free of all security interests, claims, demands, liens, and any other encumbrances.
3.12.5.Callebaut will not be permitted to utilize the Hershey Equipment in connection with the manufacturing or production of any non-Hershey products [**].
3.13.Facility Leases
Where Hershey owns the premises and/or real property at which a Facility is located, Hershey will lease the premises and/or real property to Callebaut in accordance with the lease terms set forth in the Lease, as amended, attached to the applicable Facility Addendum. The modified lease terms will be memorialized in the Facility Addendum and in each Lease. The term of the Lease for a Facility premises is co-terminus with this Agreement and will be extended upon renewal of this Agreement or terminate concurrently with the expiration or termination of this Agreement or termination of the Facility Addendum for the leased Facility premises, in each case without further notice or action from either Party (except where notice or action is required by applicable Laws). With respect to such Leases, only the parties to such Leases are bound by the obligations contained therein (i.e., an Affiliate of Hershey and/or Callebaut) and no obligation, right or liability is conferred upon a Party to this Agreement that is not a party to the Monterrey Lease or Robinson Lease.
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3.14.1Records, Audits and Inspections
3.14.1.Callebaut shall keep complete and accurate records with respect to the production of the Products in compliance with the respective Product Profiles, including without limitation: (a) Callebaut’s manufacturing process, quality assurance measures, and all other procedures utilized in the production process, including information specific to Production Lot numbers, analysis, testing, shipments, certifications, and validations; (b) all payments under this Agreement and all Orders, including those from and/or to any Hershey Raw Materials suppliers, Subcontractor, or other non-party; and (c) traceability records sufficient to identify a Subcontractor or Materials supplier’s name and lot codes used to produce the Products (collectively “Records”). Callebaut shall allow Hershey or its designees reasonable access to these Records insofar as they relate to the Products, potential product recalls, potential product claims and government inquiries. These Records will be maintained for a period of not less than [**].
3.14.2.During the Term and for a period of [**] thereafter, upon Hershey’s request and with reasonable advance notice, Callebaut shall make all Records available for inspection or copying to Hershey or its auditors (including without limitation any third-party auditor designated by Hershey or its customers, subject to such auditor’s agreement to be bound by reasonable confidentiality obligations with respect to such Records) and will cooperate in good faith in any such audit. In addition, Callebaut shall also require its Subcontractors and suppliers to allow Hershey or its designee to audit and inspect each such Subcontractor’s and supplier’s records with respect to the performance of any part of the Services or supply of the Materials. All audits will be conducted in a manner that does not unreasonably disrupt or delay Callebaut’s performance of services for its customers. If any audit or inspection reveals an error or irregularity in the amounts paid to Callebaut hereunder, an appropriate adjustment will be made within [**] after the conclusion of the audit or inspection by either Callebaut or Hershey, as applicable, as directed by Hershey. Hershey will bear the costs of such audit or inspection, unless such audit or inspection is conducted subsequent to Callebaut’s default or overcharge, in which case Callebaut shall pay for all audit or inspection costs incurred by Hershey. In either event, Callebaut shall pay all expenses incurred by Callebaut in supporting the audit and inspection.
3.14.3.Hershey shall have the right (but not the obligation) to inspect, or cause its designee to inspect, any facility, materials, system, or equipment used by Callebaut in manufacturing, packaging, labeling, handling, shipping, or storing the Products, or in performing any other service under this Agreement. Hershey will provide Callebaut with at least [**] prior notice of any such inspection and Hershey will conduct such inspection in a manner as to not unreasonably disrupt Callebaut’s business. Hershey will [**] of such inspections. Any inspection by Hershey or its designee will not, and does not, relieve Callebaut from its obligations under this Agreement.
3.14.4.Callebaut shall notify Hershey in writing promptly upon any inspections, audits, actions, or correspondence (where such correspondence notes a material discrepancy) by a Governmental or Regulatory Authority or any third-party food safety auditor that (a) relates to the manufacture, packaging, labeling, storage, or shipping of Products or Materials, or (b) could likely result in a material disruption of the supply of the Products. [**]. Callebaut will be responsible for the costs of any third-party food safety audits, including audits conducted to meet requirements of the Act and any implementing regulations. Callebaut also will be responsible for any and all
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costs, including fines, penalties, and corrective actions, that are incurred as the result of a Governmental or Regulatory Authority inspection or food safety audit.
3.15.Hershey Vendor Portal
In connection with Callebaut’s performance of the Services and supply of the Products under this Agreement, Hershey will provide Callebaut with access credentials for the Hershey Vendor Portal for the agreed upon number of Callebaut personnel to be used only as expressly authorized by Hershey under this Agreement and in the terms of service made available by Hershey through the Hershey Vendor Portal. Access credentials are assigned to a specific individual and may not be shared. Callebaut acknowledges and agrees that such access credentials and all information contained in the Hershey Vendor Portal constitutes Hershey’s Confidential Information and includes Hershey Trade Secret Information. Callebaut shall ensure that all personnel to which access credentials are provided will be bound by confidentiality obligations that are at least as stringent as the confidentiality obligations set forth in this Agreement. In addition, Callebaut will at all times during the Term, comply with Hershey’s “Data Security Addendum,” attached to this Agreement as Exhibit K and incorporated by reference herein.
4.STEERING COMMITTEE
A steering committee comprised of [**] designated by each Party (the “Steering Committee”) has been established to assess performance and address issues arising under this Agreement. Each Party shall assign Representatives from their management teams to guide the relationship between the Parties, ensure compliance with this Agreement, resolve issues and disputes (provided, nothing in this Section 4 will limit a Party’s right to resolve a dispute in accordance with Section 20), measure and assess performance, and evaluate proposals from either side. At least [**] of each Party shall participate on the Steering Committee. The respective individuals from each Party responsible for [**] to attend Steering Committee meetings. The Steering Committee will meet no less frequently than [**].
5.STANDARDS FOR PERFORMANCE
5.1.Each Party must designate one of its [**] employees to be responsible for managing the relationship between Callebaut and Hershey relating to this Agreement (such person, the “Relationship Manager”). Each Party will designate its Relationship Manager in writing to the other Party within [**] following the Effective Date and will notify the other Party in writing at least [**] in advance of any change in the Relationship Manager. The Relationship Manager shall have authority to [**]. At least [**], the Relationship Managers for each Party must confer to discuss each Party’s respective performance hereunder and any other issues associated herewith as may be raised by the Relationship Managers. Such meetings may be conducted in person or by telephone or video conference, as agreed upon by the Parties and at a time mutually acceptable to the Parties. [**].
5.2.The Parties [**] performance metrics (the “KPIs”) by which performance under this Agreement is evaluated, as further described in Exhibit H, attached to this Agreement and incorporated by reference herein. [**] will review their [**] performance on such KPIs on a
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scorecard (the “Performance Scorecard”) at each joint [**] meeting (the “Core Management [**] Team Meeting”) and the [**] implement corrective actions to address any failed KPIs.
5.3.Prior to each Steering Committee meeting, [**] will complete [**] Performance Scorecard [**] for the period since last review by the Steering Committee. Performance Scorecard reports will be reviewed at each Steering Committee meeting. The Performance Scorecards are intended to be actionable reports to identify opportunities [**] in quality and service and actions to address deficiencies noted on the Performance Scorecard, [**] will provide corrective action plans and results [**] with the severity of the issue.
6.NON-COMPETE AGREEMENT
The parties agree to the Non-Compete provisions set forth in Exhibit G.
7.NON-SOLICITATION
Except as expressly permitted in this Agreement, including any Facility Addendum, during the Term the Parties agree not to solicit for employment the executive, management and technical personnel having working knowledge of the matters contemplated by this Agreement and the relationship of the Parties hereunder. The Parties further agree that public advertisements or postings of job openings in the ordinary course of a Party’s business are not considered solicitation hereunder.
8.CONFIDENTIALITY
8.1.“Confidential Information” shall mean Proprietary Information and Trade Secret Information and includes without limitation all information accessible via the Hershey Vendor Portal. With respect to information disclosed by Hershey to Callebaut, Confidential Information will mean all non-public information and include without limitation all information Callebaut may receive and has received since [**] from Hershey regarding the processing, production, marketing, distribution, selling and strategic plans, and quantities of the Products and the recipes for the Products that Hershey requests Callebaut to manufacture, process, package and deliver and any insights, costing/financial information, productivity, research/developmental activities, location of manufacturing or Hershey manufacturing processes used in the production of the Products. With respect to information disclosed by Callebaut to Hershey, Confidential Information will mean all non-public information and include without limitation all information Hershey may receive and has received since [**] from Callebaut concerning Callebaut’s facilities, financial and production capabilities, processing, production, marketing, distribution, selling and strategic plans of Callebaut Products and recipes, ingredients, suppliers, product specifications, production output, sales volumes, costing/financial information, productivity and research/developmental activities.
8.2.“Proprietary Information” shall mean that information of a Party that is not otherwise Trade Secret Information but that such Party treats as confidential, including, with respect to the Disclosing Party, all confidential or proprietary information pertaining to, owned or controlled by such Party or its Affiliates which is disclosed or otherwise provided to or obtained or discovered by the other Party or any of its Representatives under or in connection with this Agreement, regardless of whether disclosed directly or indirectly, orally, in writing or by access to or inspection of equipment, ingredients, materials, products, processes, ideas or other
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information of or used by the Disclosing Party without regard to whether the information is marked as “confidential.” Confidential Information of Hershey includes, without limitation, all information pertaining to the Quality Specifications and the Products. Confidential Information of Callebaut includes Callebaut’s processes and methods related to production and operation of each Facility. Confidential Information with respect to either Party includes all other information comprising or pertaining to operations, samples, recipes, products, specifications, services, methods, know-how, trade secrets, formulas, techniques, strategies, inventions (whether or not patentable), ideas, models, prototypes, business prospects and partners, marketing plans and strategies, business operations, financial data, customer and vendor relationships, personnel information, pricing or pricing methods, assets, systems and Intellectual Property.
8.3.“Trade Secret Information” shall mean that information of a Party which that Party considers to be confidential and proprietary in nature which relates to the product and ingredient formulas and production processes which are critical to the ongoing and future business of such Party, the unauthorized disclosure or use of which could result in materially adverse technical and/or commercial results to that Party whether disclosed in writing, orally or by observation (including without limitation by e-mail or other electronic communication).
8.4.Any Confidential Information disclosed or otherwise disseminated from one Party (hereafter, the “Disclosing Party”) to the other Party (hereafter, the “Receiving Party”) whether such information is conveyed orally or in written form (including without limitation by e-mail or other electronic communication) or by observation or in any other manner, shall be treated and regarded as confidential and proprietary information, which is the exclusive and sole property of the Disclosing Party in accordance with the following provisions:
8.4.1.All Trade Secret Information disclosed or otherwise provided to a Receiving Party hereunder after the date of this Agreement shall either (i) be disclosed in writing (including electronic documents) bearing a legend or other statement that the disclosed information is classified as “Confidential” by the Disclosing Party; or (ii) with respect to information provided orally or by providing access to restricted areas for observation purposes, subsequently identified as “Confidential” by the Disclosing Party in a written document and provided to the Receiving Party within [**] of disclosure. All product and ingredient formulas and production processes of one Party received by the other Party relating to the Products shall be deemed Trade Secrets unless otherwise explicitly specified by the Disclosing Party at the time of the disclosure. Proprietary Information may also bear a legend or other statement classifying the information as “CONFIDENTIAL” but such designation will not cause such Proprietary Information to be treated as Trade Secret Information.
8.4.2.If the Receiving Party disagrees with the identification of a Trade Secret set forth in any Disclosing Party documentation, it shall raise such issue with the Relationship Manager of the Disclosing Party and the Relationship Managers shall revise the identification as may be necessary to satisfy both the Disclosing Party and the Receiving Party consistent with the collaborative spirit of this Agreement.
8.4.3.A Receiving Party shall keep all Confidential Information received from a Disclosing Party strictly confidential and secret and shall not divulge, communicate or transmit such Confidential Information to any other Persons. A Receiving Party shall permit disclosure of
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such Confidential Information only to such of its directors, officers, employees, contractors (other than competitors of the Disclosing Party), and advisors who need such information for the purpose of implementing this Agreement and the agreements which are exhibits hereto, provided that such Persons are subject to confidentiality and use restrictions equivalent to those contained herein. If a Receiving Party desires to share Confidential Information with a Person outside of the scope of this Agreement, it shall first obtain the consent of the Disclosing Party. A Receiving Party shall use at least such efforts to maintain the confidentiality of such Confidential Information as it uses to protect the confidentiality of its own Confidential Information, but in no event shall a Receiving Party use less than Commercially Reasonable Efforts to maintain such confidentiality.
8.4.4.A Receiving Party shall not utilize Trade Secret Information it has received from a Disclosing Party in any manner, except for the limited purposes authorized in this Agreement or the agreements which are Exhibits hereto. Proprietary Information may be freely used but not disclosed except as otherwise permitted hereunder by the Parties.
8.4.5.These obligations of confidentiality and restrictions on use of Confidential Information shall survive the termination or expiration of this Agreement for a period of [**], except for Trade Secret Information which shall remain subject to obligations of confidentiality and restrictions on use indefinitely. Upon the later of (a) the termination or expiration of this Agreement and (b) the termination or expiration of a Receiving Party’s authorization to use specific Confidential Information, the Receiving Party shall return all documents and other materials containing Confidential Information that were disclosed by the Disclosing Party to the Disclosing Party together with all copies and other embodiments thereof or otherwise dispose of such documents and materials (provided that each Receiving Party (i) may retain one copy of the Confidential Information for archival purposes, and (ii) will not be required to destroy any electronic copy of Confidential Information which is retained pursuant to such Receiving Party’s standard electronic backup and archival procedures if (A) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (B) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery)) in accordance with the Disclosing Party’s written direction. In the event of inadvertent disclosure of Trade Secret Information, the Disclosing Party shall have the right and obligation to promptly request return of such Trade Secret Information and the Receiving Party shall use reasonable efforts to promptly collect and return all such Trade Secret Information.
8.4.6.Confidential Information does not include information that: (a) at the time of disclosure to the Receiving Party, is public; (b) after disclosure to the Receiving Party, becomes public, through no fault of Receiving Party; or (c) the Receiving Party can prove was in its possession at the time of the disclosure to it, and had not been acquired, directly or indirectly, from the Disclosing Party. The Receiving Party must prove the existence of any of the foregoing exceptions. Personal identifiable information remains Confidential Information, even if it qualifies as one of these exceptions. If the Receiving Party is required by law to disclose any Confidential Information, it agrees to provide the Disclosing Party with notice (but only to the extent legally permissible) of the request(s) at least [**] prior to disclosure of any Confidential Information.
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8.4.7.The Receiving Party will notify the Disclosing Party immediately if it discovers any inadvertent disclosure or unauthorized use of the Disclosing Party’s Confidential Information and will promptly take reasonable steps to prevent any further disclosure or unauthorized use. In the event of a breach or threatened breach of the provisions of this Section 8, the non-breaching Party shall be entitled to seek and be granted (without posting a bond) specific performance or injunctive relief from any court of competent jurisdiction restraining the breaching Party from disclosing, in whole or in part, any of the above-referenced information or from rendering any service to any person, firm, corporation, association, or other entity to whom such information has been disclosed or is threatened to be disclosed. Nothing in this Section 8.4.7 shall be construed as prohibiting the non-breaching Party from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
8.4.8.Except as otherwise mutually agreed by the Parties in connection with the performance of their respective obligations under this Agreement, neither Party will analyze or reverse engineer any of the other Party’s products, samples, ingredients, production processes, or (with respect to Hershey) the Quality Specifications that are not available in the marketplace. The obligations in the preceding sentence will survive the expiration or termination of the Agreement and continue in perpetuity. Callebaut acknowledges and agrees that the obligations of this Section 8.4.8 include without limitation Confidential Information disclosed by Hershey pursuant to the Mutual Non-Disclosure Agreement dated [**] and the formulas and non-public processes disclosed by Hershey in connection with Callebaut’s production of Products, all of which constitute Hershey’s Trade Secret Information.
9.TERM
9.1.The Agreement will commence on the Effective Date and will expire on December 31, 2027 (respectively the “Term” and the “Expiration Date”), unless terminated sooner in accordance with Section 10. The Term shall be deemed to include any Transition Period, and the Transition Services will be subject to the terms and conditions of this Agreement.
9.2.If the Parties desire to extend the Term, then at least [**] prior to the expiration of the Term, the Parties will engage in good faith negotiations for up to [**] regarding extension of the Term and the terms applicable to such extended Term. If, prior to the start of the [**] period either Party does not intend to renew this Agreement, or if the Parties fail to agree to the terms applicable to an extension of the Term, either Party or both Parties will provide notice of intent not to renew and for the remainder of the Term, the Parties will perform the Transition Services described in this Agreement and the Facility Addenda.
10.TERMINATION
10.1.In addition to the termination rights related to a Force Majeure event set forth in Section 3.3.3, either Party shall be entitled to terminate this Agreement at any time upon the occurrence of any of the following:
(a)if the other Party files a voluntary petition in bankruptcy, is declared bankrupt, makes an assignment for the benefit of creditors or suffers the appointment of a receiver or a trustee of its assets that is not dismissed within [**], or
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(b)if the other Party breaches any of the following terms of the Agreement and such breach is not cured within [**] following delivery of notice of default in accordance with Section 17 from the non-breaching Party, if curable:
i.Material breach by the other Party of any representation and warranty, including the representations and warranties contained in Sections 12.3 and 12.4;
ii.Material violation by the other Party of any applicable Laws;
iii.Material failure of the other Party or its Subcontractors to comply with its own Code of Conduct; and
iv.Material breach of any other term of the Agreement not described in Sections 10.1(b)(i)-(iii).
10.2.In addition, Hershey shall be entitled to terminate this Agreement at any time upon the occurrence of any of the following:
(a)a breach by Callebaut of the conditions of the Non-Compete Agreement attached to this Agreement as Exhibit G;
(b)Callebaut’s failure to address [**] and failure to cure within [**] following delivery of notice of default in accordance with Section 17;
(c)the disposition by Callebaut, in whole or in part, of its business (other than to its one or more of Affiliates) and such disposal materially and adversely affects the ability of Callebaut to duly perform under this Agreement or any Exhibit hereto;
(d)a direct or indirect change of control in the legal or beneficial ownership of Callebaut and such change of control is in favor of:
(i)[**];
(ii)[**]; or
(iii)[**].
10.3.Termination of this Agreement will automatically and without further notice from the terminating Party terminate all Orders issued by Hershey prior to the date of such termination and the obligations of the Parties under the Exhibits hereto (except for each Party’s obligations with respect to the Transition Services as set forth in Section 10.4.2), including without limitation the termination of all Facility Addenda, except for those covenants and obligations that expressly or by their nature survive expiration or termination of this Agreement or such Exhibits.
10.4.Upon the expiration or termination of this Agreement (the “Termination Date”):
10.4.1.Hershey will:
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(a)pay Callebaut for (i) the Products ordered and delivered prior to the Termination Date, provided that such Products have been accepted by Hershey or are accepted by Hershey within a reasonable time after the Termination Date; (ii) all costs in respect of Materials and Excess Inventory as specified in Section 3.2.6; (iii) the price of Materials [**]; and (iv) and costs and expenses for Transition Services as such costs and expenses are incurred throughout the Transition Period in accordance with Exhibit I and the payment terms of this Agreement;
(b)purchase from Callebaut all of Callebaut’s then-existing inventory of Products that were produced pursuant to the then-current Forecasted Production Plan, including [**] but excluding any Nonconforming Products; and
(c)[**].
10.4.2.Callebaut will:
(a)provide the Transition Services set forth in Exhibit I throughout the Transition Period, including the continued fulfillment of Orders as requested by Hershey; and
(b)deliver to Hershey any Hershey Equipment set forth on any Facility Addendum and any Materials and Products purchased by Hershey in accordance with Section 10.4.1(a)(ii) and Section 10.4.1(b) above.
11.INDEPENDENT CONTRACTORS
Nothing in this Agreement or any Exhibit hereto is intended or shall be deemed to constitute a partnership, agency, employer/employee or joint venture relationship between the Parties. Neither Party shall be deemed to be or to have been acting on the behalf of the other Party by reason of any action under this Agreement. All activities by the Parties under this Agreement be performed by them as independent contractors. Neither Party shall incur any debt or make any commitment for or on behalf of the other Party, except to the extent specifically required under this Agreement.
12.REPRESENTATIONS AND WARRANTIES
12.1.Callebaut’s Representations. Callebaut hereby represents and warrants to Hershey that, during the Term of this Agreement:
12.1.1.Callebaut has full power to execute and perform its obligations under this Agreement, to perform the covenants and transactions contemplated hereby, and, without limitation, to grant Hershey the rights described in this Agreement and the Exhibits attached hereto;
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12.1.2.Callebaut is not a party to, nor will it become a party to during the Term, any agreement which restricts or otherwise is in conflict with the terms of this Agreement;
12.1.3.all corporate action on the part of Callebaut, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Callebaut hereunder have been taken;
12.1.4.this Agreement constitutes a valid and legally binding obligation of Callebaut enforceable in accordance with its terms;
12.1.5.Callebaut will implement and maintain a supply chain security program that complies with the standards established by the Customs-Trade Partnership Against Terrorism (C TPAT) program of the United States Customs and Border Protection Agency.
12.1.6.Callebaut shall obtain and maintain, at its sole expense, all permits, licenses, registrations, certificates, approvals, and other authorizations from any Governmental or Regulatory Authority that are necessary for Callebaut to manufacture the Products and perform under this Agreement, including without limitation all required Facility registrations, certifications, permits and licenses, as further described in Section 3.10.6. and the Facility Addenda; and
12.1.7.Callebaut shall remain in compliance with all applicable Laws throughout the Term of this Agreement.
12.2.Hershey’s Representations. Hershey hereby represents and warrants to Callebaut that, during the Term of this Agreement:
12.2.1.Hershey has full power to execute and perform its obligations under this Agreement and to perform the covenants and transactions contemplated hereby;
12.2.2.Hershey is not a party to, nor will it become a party to during the Term, any agreement which restricts or otherwise is in conflict with the terms of this Agreement;
12.2.3.all corporate action on the part of Hershey, its officers and directors, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Hershey hereunder have been taken;
12.2.4.this Agreement constitutes a valid and legally binding obligation of Hershey enforceable in accordance with its terms;
12.2.5.Hershey shall remain in compliance with all applicable Laws throughout the Term of this Agreement.
12.3.Product Warranties. Callebaut further hereby represents, warrants and covenants to Hershey that, during the Term of this Agreement:
12.3.1.All Products, when delivered to Hershey, will not be adulterated or misbranded, or prohibited from distribution and sale within the meaning of applicable Laws in the
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United States (the Federal Food, Drug, and Cosmetic Act (the “Act”), Canada (the Food and Drugs Act, the Consumer Packaging and Labelling Act and the Safe Food for Canadians Act) and Mexico (the General Health Law), or within the meaning of any other applicable Laws, including state, provincial, and local food laws and regulations in the jurisdictions in which the Products are packaged or intended to be sold and shall not be articles which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce. Callebaut further warrants that its processing of the Products hereunder shall be in accordance with the Food Safety Modernization Act (FSMA), including applicable Hazard Analysis and Risk-Based Preventative Controls (HARPC) and current Good Manufacturing Practices (cGMPs) regulations promulgated by the United States Food and Drug Administration.
12.3.2.The Products will be fit for human consumption and will be free of defects in materials, workmanship, and design.
12.3.3.Callebaut has registered its Facilities and maintains active registrations as required under all Laws of the jurisdiction in which the Products are to be manufactured, packaged, stored, or sold including, but not limited to, the Act, as amended by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 and the FSMA. Callebaut is required to contact Hershey [**] in the event that any Facility registration is revoked, suspended, or otherwise invalid, and also when any Facility or any Products are affected by security violations, theft, or other incidents that may impair Product integrity.
12.3.4.The Products and Callebaut Raw Materials will: (a) be manufactured in accordance, and will conform in all respects, with all applicable Laws; (b) conform in all respects with the Quality Specifications, Orders, and the requirements of this Agreement; (c) be of first quality and made of new materials and components including rework as specified in the Product Profiles; and (d) be delivered with good and rightfully transferred title, free and clear of any security interests, liens or other encumbrances.
12.3.5.All information regarding the Products or the Materials provided by or on behalf of Callebaut to Hershey or to any Governmental or Regulatory Authority will be complete and accurate in all respects.
12.3.6.Callebaut will assign to Hershey all applicable warranties extended to Callebaut with respect to all products, or portions thereof, not manufactured by Callebaut; however, Callebaut’s extension of warranties will not relieve Callebaut of its obligation to repair or replace defective products or any other obligations set forth in this Agreement.
12.3.7.All representations and warranties herein will survive the acceptance of and payment for the Products, as well as the termination or expiration of this Agreement. If Hershey discovers that any Product fails to conform to any of the warranties in 12.3.1 through 12.3.2 or any requirement of this Agreement (each such Product, a “Nonconforming Product(s)”), then Hershey will give Callebaut written notice of the nonconformity within a [**] after discovery, but in no event shall notice be given [**] of the Products. Callebaut will, at Hershey’s option and at Callebaut’s sole expense, [**]. Callebaut’s obligation under the prior sentence includes reimbursing Hershey for all Losses incurred by Hershey arising from or related to Callebaut supplying Nonconforming Products, [**]. If requested by Hershey, Callebaut must [**] retrieve
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the Nonconforming Products at its cost. If, upon Hershey’s request, any Nonconforming Product is not [**] as required above, then Hershey may, [**], obtain such Products or similar Products from an alternate manufacturer and [**] under this Agreement or at law). [**].
12.4.Hershey Raw Materials Warranties. With respect to Hershey Raw Materials supplied directly by Hershey pursuant to a purchase order or agreement between Hershey and Callebaut, Hershey hereby represents and warrants to Callebaut that such Hershey Raw Materials, when delivered by Hershey, will be in accordance, and will conform in all respects, with all applicable Laws and the requirements of this Agreement. In addition, Hershey will cooperate in good faith with Callebaut to enforce all product warranties as to the Hershey Raw Materials that Hershey receives under its agreements with its suppliers. All warranties herein will survive the acceptance of and payment for the Hershey Raw Materials, as well as the termination or expiration of this Agreement.
12.5.Disclaimer of Warranties. Except as expressly set forth in this Agreement (whether in this Section or elsewhere in the Agreement or Exhibits), neither Party makes, and each such Party hereby specifically disclaims, any and all representations and warranties express or implied, arising by law or otherwise, arising under or relating to this Agreement or the subject matter of this Agreement.
13.CODE OF CONDUCT
Concurrently with the execution of this Agreement, [**] attached to this Agreement as Exhibit J (the “[**]”).
14.INDEMNIFICATION
14.1.Callebaut Indemnity.
14.1.1Callebaut shall defend and indemnify Hershey and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (Hershey, its Affiliates and each of the foregoing, a “Hershey Indemnitee”), against all third party Claims (including Claims by any Person or any Governmental or Regulatory Authority) brought against any Hershey Indemnitee and all Losses paid to the third party bringing the Claim in each case where the Claim is arising out of, caused by, happening in connection with, or otherwise related to:
(a)Callebaut’s (or its Affiliates’ or its Subcontractors’) and its and their personnel’s actions or inactions under or relating to this Agreement (including Callebaut’s, its Affiliates’ or its Subcontractors’ performance of the Services or the manufacture, production, loading, transportation, unloading, storage, handling, packaging, labeling or use of the Materials and/or Products),
(b)Callebaut’s (or its Affiliates’ or its Subcontractors’) and its and their personnel’s breach of this Agreement (including any breach of any representation or warranty in this Agreement), including any allegation, claim or assertion that if true would be a breach of this Agreement, or violation of any Law, or
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(c)any allegation of infringement, misappropriation or violation of any Intellectual Property rights of any Person with respect to (i) Product Recipes developed by Callebaut or its Affiliates or Subcontractors or (ii) the performance of the Services or the manufacture, production, loading, transportation, unloading, storage, handling, packaging, labeling or use of the [**] and/or any Products.
14.1.2.Notwithstanding the foregoing, Callebaut will not have any defense or indemnity obligations under Section 14.1.1(a) or (b) above when the third party Claim or Losses are caused solely:
(a)by the action or inaction of any Hershey Indemnitee which action or inaction constitutes a breach of this Agreement by a Hershey Indemnitee;
(b)by Callebaut’s reliance on and adherence to the Quality Specifications or written directions provided by Hershey; or
(c)by the use of Hershey Raw Materials which were defective at the time of delivery to Callebaut, and provided such defect was not (a) known by Callebaut, its Affiliates or its Subcontractors prior to use of the Hershey Raw Materials, or (b) should have been discoverable by Callebaut, its Affiliates, or its Subcontractors prior to use based on inspection, testing, sampling and validation as required under Section 3.9.6 of this Agreement.
14.1.3.Callebaut further acknowledges that Hershey has an interest in resolving customer and consumer Claims and/or Losses quickly and in a manner that minimizes the negative impact of the experience to the consumer. Callebaut further acknowledges that packages of Product produced by Callebaut may have a toll-free number for customers and consumers to call in order to make comments about Products. Callebaut hereby agrees that Hershey may, without advance notice to Callebaut, handle customer Claims or Losses regarding the Products or the Materials, provided such Claims or Losses can be settled for less than $[**] per individual. In the event the Claim or Loss is a result of actions or inactions of Callebaut for which it would be responsible to indemnify Hershey under this Agreement, Callebaut agrees to reimburse Hershey for the Losses and costs of settling these Claims, notwithstanding the fact that it may not have been notified of such Claim or Loss prior to settlement. Settlements for amounts greater than $[**] will be reviewed with Callebaut prior to settlement in order to obtain Callebaut’s approval. Hershey agrees to notify Callebaut of all claims as soon as possible.
14.1.4.Hershey shall have the right, but not the duty, to participate, at its own cost, in the defense of any relevant Claim (including litigation) with attorneys of Hershey’s selection.
14.2.Hershey Indemnity.
14.2.1.Hershey shall defend and indemnify Callebaut and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (Callebaut, its Affiliates and each of the foregoing a “Callebaut Indemnitee”), against all third party Claims brought against any Callebaut Indemnitee and all Losses paid to the third party bringing the Claim in each case where the Claim is solely arising out of, caused by, happening in connection with, or otherwise related to:
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(a)Hershey’s (or its Affiliates’) and its and their personnel’s actions or inactions under or relating to this Agreement;
(b)Callebaut’s reliance on and adherence to the Product Profiles or written directions provided by Hershey (or its Affiliates), including any allegation that the Product Profiles infringe, misappropriate or violate any Intellectual Property rights of any Person;
(c)the use of [**] Raw Materials which were defective at the time of delivery to [**] and provided such defect was not (i) known by Callebaut, its Affiliates or its Subcontractors prior to use of the Hershey Raw Materials, or (ii) should have been discoverable by Callebaut, its Affiliates, or its Subcontractors prior to use based on inspection, testing, sampling and validation as required under Section 3.9.6 of this Agreement; or
(d)any breach by Hershey or any Affiliate of Hershey of the terms of this Agreement.
14.2.2.Callebaut shall have the right, but not the duty, to participate, at its own cost, in the defense of any Claim (including litigation) with attorneys of Callebaut’s selection.
14.3.Indemnification Procedures.
14.3.1.Within a reasonable time after a Callebaut Indemnitee or Hershey Indemnitee, as the case may be (the “Indemnified Party”) receives written notice of an actual or potential Claim for which a Party (the “Indemnifying Party”) has defense and indemnity obligations, the Indemnified Party must notify the Indemnifying Party of the Claim; provided, however, the failure of the Indemnified Party to provide notice of the Claim shall not relieve the Indemnifying Party of its obligations under this Section 14 (Indemnification), except to the extent that such failure materially prejudices the Indemnifying Party’s defense of the Claim. The Indemnified Party will, at the Indemnifying Party’s cost and expense, provide all reasonable assistance requested by the Indemnifying Party in connection with the defense and settlement of the Claim. The Indemnified Party will provide to the Indemnifying Party all documents related to the Claim (other than documents subject to the attorney client privilege). Neither the Indemnified Party nor the Indemnifying Party will settle any Claim for which the Indemnifying Party has assumed the defense thereof without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
14.3.2.Callebaut’s and Hershey’s defense and indemnification obligations in this Section 14 (Indemnification) shall survive the termination or expiration of this Agreement.
14.4.Consequential Damages.
14.4.1.Anything contained in this Agreement to the contrary notwithstanding, except in connection with (a) the award of such damages to a third party for which a Party must indemnify the other Party and/or its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns under this Section 14 or (b) Callebaut’s breach of the non-compete agreement included as Exhibit G of this Agreement, neither Party hereto shall have any liability under any provision of this Agreement (whether pursuant to this Section 14 or pursuant to any cause of action or complaint initiated by or on behalf of any Party) for any punitive,
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consequential, indirect or special damages, loss of business reputation, or lost future profits, regardless of whether the relevant claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise. Each Party hereto agrees to take all reasonable action to mitigate any Losses it may suffer or incur upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
15.NON-EXCLUSIVITY
The relationship between the Parties is non-exclusive. This Agreement does not give Callebaut the exclusive right to manufacture the Products or perform any other service set forth herein. [**], Hershey has the right to manufacture its own Products or perform any other service set forth in this Agreement or to retain companies other than Callebaut to manufacture products and perform services that are the same or similar to the Products and Services supplied and performed by Callebaut under this Agreement.
16.INTELLECTUAL PROPERTY RIGHTS
16.1.Each Party and its Affiliates are and will continue to be the owner of all rights, title and interests in and to all Intellectual Property owned by such Party and its Affiliates as of the date of this Agreement.
16.2.All rights in and to all Intellectual Property made, created, developed or conceived by or for Hershey and its Affiliates [**], including: (a) [**], (b) the Hershey Raw Materials, Product Profiles (excluding Product Profiles of Callebaut Products sold to Hershey as Products), Product Portfolio Extensions, Quality Specifications, Product Recipes (excluding Product Recipes of Callebaut Products sold to Hershey as Products), Quality Manuals, Hershey Marks, Confidential Information disclosed to Callebaut or its Affiliates or Subcontractors by Hershey or its Affiliates, (c) the name “Hershey”, (e) the names of Hershey’s Affiliates, and (f) all modifications, changes, derivatives, improvements and enhancements to any of the foregoing (collectively, the “Hershey Intellectual Property”), are owned solely and exclusively by Hershey and/or its Affiliates.
16.3.For clarity, the Hershey Intellectual Property shall exclude all rights in and to any Intellectual Property made, developed, or owned by Callebaut independent from the provision of Services under this Agreement or services under any other agreement with Hershey, including (y) the manufacturing processes used by Callebaut to [**], and (z) the Intellectual Property rights in Callebaut-developed equipment and manufacturing processes that (i) are used in Callebaut’s business for its customers generally, and/or (ii) were developed or acquired independently of Callebaut’s services for Hershey (collectively, the “Callebaut Intellectual Property”).
16.4.Except for the express licenses set forth below in this Section, Callebaut has no right, title, or interest, and shall not claim any right, title, or interest, in or to any Hershey Intellectual Property, and Hershey has no right, title or interest, and shall not claim any right, title or interest, in or to any Callebaut Intellectual Property. Furthermore, neither Party will claim any right to use any other Party’s Intellectual Property, except a limited right to use, if any, granted under this Agreement.
16.5.Callebaut will not (a) sell or distribute or cause to be sold or distributed to anyone other than Hershey or its Affiliates, either directly or indirectly, any Products or any goods that
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display, use, practice, exploit or incorporate any Hershey Intellectual Property or (b) use any Hershey Intellectual Property in any way without Hershey’s prior written consent. Except for the express licenses set forth below in this Section, neither Party shall be deemed to have granted the other Party a license to, or granted the other Party any rights in, any such Party’s Intellectual Property by entering into this Agreement. Callebaut further agrees that it will in no way utilize the Hershey Intellectual Property (including any pictures of the Products) in any advertising or communication regarding Callebaut, unless Callebaut obtains Hershey’s prior written consent to such use.
16.6.Hershey hereby grants to Callebaut and its Affiliates, during the Term of this Agreement, a non-exclusive, non-transferrable, non-assignable, limited license, without the right to sublicense, to use the Hershey Intellectual Property internally solely at the Facilities for the sole and exclusive purpose of manufacturing and packaging Products for sale by Callebaut and its Affiliates to Hershey and its Affiliates. Except for the foregoing licenses, no other licenses or rights, express or implied, are granted by Hershey to Callebaut under this Agreement.
16.7.Callebaut agrees to reasonably promptly disclose and describe to Hershey all improvements, modifications, changes, derivatives, and enhancements to any Hershey Intellectual Property, if any, including to the Products, that are or were made, created, developed or conceived by Callebaut, its Affiliates, and its Subcontractors either alone, jointly between/among them, or jointly with Hershey or any of its Affiliates (collectively, “Hershey IP Improvements”). All Hershey IP Improvements shall be Hershey Intellectual Property and owned by Hershey. In addition, all feedback, suggestions, and ideas to the extent related to any Hershey Intellectual Property that is communicated to Hershey by Callebaut, its Affiliates and its Subcontractors will be Hershey Intellectual Property, including the results of and output from any reverse engineering of Products or Hershey Raw Materials that is done by Callebaut, its Affiliates and its Subcontractors, either alone, jointly, or jointly with Hershey or any of its Affiliates.
16.8.Callebaut, on behalf of itself and its Affiliates, hereby does and will irrevocably assign to Hershey all of Callebaut’s and its Affiliates’ right, title and interest in and to any and all Hershey IP Improvements and all associated records. Such assignment to occur at the time the Hershey IP Improvement is first conceived, made, derived, developed, written or created, and regardless of when the Hershey IP Improvement is first conceived, made, derived, developed, written or created. To the extent any of the rights, title and interest in and to Hershey IP Improvements cannot be assigned to Hershey, Callebaut, on behalf of itself and its Affiliates, hereby grants to Hershey an exclusive (even as to Callebaut), royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including the right to make, use, sell, offer for sale, import, have made, and have sold, the Hershey IP Improvements. Callebaut represents and warrants to Hershey that Callebaut and its Affiliates have written agreements with their employees and Subcontractors pursuant to which such employees and Subcontractors assign to Callebaut and its Affiliates all Intellectual Property conceived, made, derived, developed, written or created by them for Callebaut or its Affiliates.
16.9.Callebaut agrees, on behalf of itself and its Affiliates and Subcontractors, to perform, during and after the term of this Agreement, all acts that Hershey deems necessary or desirable to permit and assist Hershey, at its expense, in obtaining, perfecting and enforcing the
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full benefits, enjoyment, rights and title throughout the world in the Hershey IP Improvements. If Hershey is unable for any reason to secure Callebaut’s or its Affiliates’ signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Hershey IP Improvements as provided under this Agreement, Callebaut agrees, on behalf of itself and its Affiliates, and does hereby irrevocably designate and appoint Hershey and Hershey’s duly authorized officers and agents as Callebaut’s and its Affiliates’ agents and attorneys-in-fact to act for and on Callebaut’s and its Affiliates’ behalf and instead of Callebaut and its Affiliates, to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Hershey IP Improvements, all with the same legal force and effect as if executed by Callebaut and its Affiliates. The foregoing is deemed a power coupled with an interest and is irrevocable.
16.10.If Callebaut or its Affiliates incorporate or permit to be incorporated into any Hershey Intellectual Property any Callebaut Intellectual Property, then Callebaut, on behalf of itself and its Affiliates, hereby grants to Hershey a non-exclusive, royalty-free, transferable, perpetual, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit the Callebaut Intellectual Property in connection with the development, manufacture and sale of Hershey’s or its Affiliates products. Notwithstanding the foregoing, Callebaut agrees that Callebaut and its Affiliates will not incorporate, or permit to be incorporated, any Callebaut Intellectual Property into any Hershey Intellectual Property without Hershey’s prior written consent. Callebaut shall disclose information requested by Hershey for any Callebaut Intellectual Property that Callebaut incorporates or permits to be incorporated into any Hershey Intellectual Property in order for Hershey to fully use, practice and exploit the Intellectual Property rights relating to such Callebaut Intellectual Property.
16.11.The [**] executed by the Parties pursuant to the Development Agreement (the “New Products [**]”), attached to this Agreement as Exhibit L, will continue in development by the Parties and will be subject exclusively to the terms and conditions of this Agreement and the terms and conditions of the [**].
17.NOTICE
Any notice, requests, demands, and other communications required or permitted under this Agreement, shall be in writing and sent to the persons executing this Agreement at the addresses set forth in the first paragraph this Agreement (or to such other persons and addresses as either Party may hereafter specify in writing to the other) with a required copy to:
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The Hershey Company 19 East Chocolate Avenue Hershey, PA 17033 U.S.A. Attn: Law Department Email: [**]
Barry Callebaut AG
Hardturmstrasse 1818
500 Zurich, Switzerland
Attn:    President, North America
Email: [**]
With copy to:
Barry Callebaut U.S.A. LLC
600 West Chicago Avenue
Suite 860
Chicago, IL 60654
Attn: Law Department
Email: [**]

18.NO WAIVER
The failure of either Party to assert a right under this Agreement or to insist upon compliance with any terms or conditions of this Agreement shall not constitute a waiver of that right or excuse the subsequent performance or nonperformance of any term or condition by the other Party.
19.ASSIGNMENTS
19.1.This Agreement will be assignable to a successor in interest of substantially all of a Party’s assets upon written notice to the other Party, subject to Hershey’s termination rights set forth in Section 10. In addition, a Party may assign this Agreement to its Affiliate upon written notice to the other Party. Except as set forth above in this paragraph, neither Party may assign this Agreement without the prior written consent of the other Party. Any assignment made without such consent will be null and void and will be a material breach of the Agreement. Consent to any assignment or encumbrance will not constitute a waiver of the provisions of this Section as to any future assignment or encumbrance.
19.2.Callebaut will not subcontract the performance of its obligations hereunder, or permit any other arrangement having similar effect, without the prior written consent of Hershey; provided, Callebaut may subcontract performance of its obligations to its Affiliate upon Hershey’s prior written consent. Callebaut is responsible to Hershey for the acts and omissions of any of its Subcontractors and the Subcontractor’s employees and Subcontractors. Nothing in this Agreement will create any contractual or agency relationship between any Subcontractor and Hershey. Hershey has no obligation to pay or ensure payments to the Subcontractors.
20.GOVERNING LAW
This Agreement will be governed by New York law, without regard to any conflicts of law provisions. The Parties hereby submit to the exclusive jurisdiction of the Courts of the Southern District of New York and agree that such Courts are the proper venue with respect to any dispute
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arising under this Agreement. The 1980 United Nations Convention on Contracts for the International Sale of Goods or any version thereafter will not apply to this Agreement.
21.RIGHTS AND REMEDIES CUMULATIVE
The rights and remedies set forth in this Agreement are cumulative and are in addition to all other rights and remedies that may be available to a Party under this Agreement, at law and in equity.
22.RECEIPT OF DOCUMENTS
Callebaut has received Hershey manuals, policies, guidelines and other documents referred to in this Agreement and Callebaut will perform its obligations hereunder in accordance with them.
23.REVIEW OF AGREEMENT
The Parties represent that they have read carefully and fully understand the terms of this Agreement and all attachments hereto. The Parties acknowledge that they are executing this Agreement voluntarily and knowingly, and that they have not relied on any representations, promises, or agreements of any kind made to them in connection with their decision to accept the terms of this Agreement, other than those set forth in this Agreement.
24.CONSTRUCTION
The Parties to the Agreement have had the opportunity to consult legal counsel regarding the terms hereof, and, therefore, this Agreement will not be construed for or against either Party hereto. The words “Including”, “includes”, and “include” shall mean “including, without limitation”, “includes, without limitation” or “include, without limitation” respectively.
25.ENTIRE AGREEMENT AND HEADINGS
This Agreement, Orders, and all Exhibits attached or explicitly incorporated into this Agreement, contain the entire understanding of the Parties concerning the subject matter hereof and supersede any other agreements or understandings. Notwithstanding the foregoing, this Agreement does not terminate any non-disclosure agreements (NDAs) between the Parties in effect as of the Effective Date unless expressly superseded by the Original Master Agreement (provided, the governing law and dispute resolution terms contained in Section 20 will apply to such NDAs, and in event of a conflict between this Agreement and such NDA with respect to the subject matter hereof, this Agreement shall control). This Agreement, Orders, and Exhibits attached or explicitly incorporated into this Agreement, may only be amended, modified, or supplemented by a written document in accordance with Section 31. All headings utilized herein are inserted for reference only and will have no effect on the meaning of construction of any terms of this Agreement.
26.CONFLICTING TERMS
In the event of a conflict between the terms of this Agreement, any Exhibit hereto and the Hershey Vendor Portal, the following order of precedence will apply: (A) this Agreement; (B) the
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Exhibits; (C) Quality Specifications set forth in the Hershey Vendor Portal; and (D) all other terms and conditions contained in the Hershey Vendor Portal applicable to this Agreement.
27.PREPRINTED TERMS; NO COURSE OF DEALING
In no event will any preprinted terms or conditions found on a Party’s order forms, confirmation forms, or invoices be considered an amendment or modification of this Agreement, even if such documents are signed by Representatives of both Parties; such preprinted terms or conditions will be considered null and of no effect. No course of dealing, usage of trade, or course of performance will be applicable to this Agreement.
28.BINDING EFFECT
Except for the rights of (a) Hershey’s parents, subsidiaries, divisions, affiliates, directors, officers, and assigns as additional insureds set forth in Section 3.11.4 (Insurance), (b) Hershey Indemnitees and Callebaut Indemnitees set forth in Section 14 (Indemnification) and (c) Affiliates of Hershey authorized by Hershey to submit Orders to Callebaut, each of whom may enforce the terms of this Agreement as third party beneficiaries, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns; provided, however, that a Party will have the right to terminate this Agreement in the event there is a change of control or ownership as set forth in Section 10.
29.SEVERABILITY
Any provision of this Agreement that is determined to be invalid, illegal, or unenforceable will, where possible, be severed to the extent necessary to make this Agreement enforceable, unless doing so would materially change the intended effect of this Agreement, and all other parts of this Agreement will remain in place and enforceable.
30.SURVIVAL
Those provisions of this Agreement that either expressly survive or by their nature would require survival in order to give them full force and effect, including without limitation the provisions in Sections 8, 10.4 12, 14, 16, 17-31 will survive the termination or expiration of this Agreement, regardless of the date, cause, or manner of such termination.
31.EXECUTED IN COUNTERPARTS
This Agreement may be signed electronically and in one or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same document. A copy of this Agreement executed by a party that is provided to the other party via electronic means shall have the same effect as the original executed copy of the Agreement.
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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement by its duly authorized Representatives as of the Effective Date.

BARRY CALLEBAUT AG By /s/ James G. Hagedorn Name: James G. Hagedorn Title: Executive Vice President -- Americas By /s/ Wook Jin Kim Name: Wook Jin Kim Title: CFO – Americas
THE HERSHEY COMPANY By /s/ Jason Reiman Name: Jason Reiman Title: SVP, Chief Supply Chain Officer By /s/ Steven Voskuil Name: Steven Voskuil Title: SVP & CFO

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INDEX TO EXHIBITS
Exhibit A – Product Categories [**]
Exhibit B – Quality
•B-1 Quality Specifications
•B-2 Review of Compliance with Quality Policies and Standards
Exhibit C – Transfer Prices and Pricing for Ingredients, Packaging, Tolling Fees, Established Yields
•C-1 Base Tolling Fees
•[**]
Exhibit D – Facility Addenda
•D-1 Robinson, Illinois
•D-2 Monterrey, México
•[**]
Exhibit E – Insurance Requirements
Exhibit F – Hershey Competitors
Exhibit G – Non-Compete Agreement
Exhibit H – Key Performance Indicators
Exhibit I – Transition Services
Exhibit J – Code of Conduct [**]
Exhibit K – Data Security Addendum
Exhibit L – New Products [**]
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EXHIBIT A
PRODUCT CATEGORIES [**]
1.Products Categories
•[**]
•Intermediate and Finished Products

[**].

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EXHIBIT C
TRANSFER PRICES AND PRICING FOR INGREDIENTS, PACKAGING, TOLLING FEES, ESTABLISHED YIELDS
[**]
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